                                                                   Exhibit 99.5
                               BK Associates, Inc.

                             1295 Northern Boulevard
                            Manhasset, New York 11030
                       (516) 365-6272 o Fax (516) 365-6287

                                              December 31, 1998

Aircraft Finance Trust
c/o Wilmington Trust Company
1100 North Market Street
Rodney Square North
Wilmington, DE 19890

Gentlemen:

In response to your request, BK Associates, Inc. is pleased to provide this opinion of the current Base Value on each of 36 aircraft, the Aircraft Finance Trust (AFT) Portfolio (Aircraft). The Aircraft are further identified in the attached Figure 1 by type, serial number, year of manufacture and engine model.

Set forth below is a summary of the methodology, considerations and assumptions utilized in this appraisal.

CURRENT FAIR MARKET VALUE

According to the International Society of Transport Aircraft Trading's (ISTAT) definition of FMV, to which BK Associates subscribes, the quoted FMV is the Appraiser's opinion of the most likely trading price that may be generated for an aircraft under the market circumstances that are perceived to exist at the time in question. The FMV assumes that the aircraft is valued for its highest and best use, that the parties to the hypothetical sale transaction are willing, able, prudent and knowledgeable, and under no unusual pressure for a prompt sale, and that the transaction would be negotiated in an open and unrestricted market on an arm's length basis, for cash or equivalent consideration, and given an adequate amount of time for effective exposure to prospective buyers, which BK Associates considers to be 12 to 18 months.

BASE VALUE

Base value is the Appraiser's opinion of the underlying economic value of an aircraft in an open, unrestricted, stable market environment with a reasonable balance of supply and demand, and assumes full consideration of its "highest and best use". An aircraft's base value is founded in the historical trend of values and in the projection of future value trends and presumes an arm's length, cash transaction between willing, able and knowledgeable parties, acting prudently, with an absence of duress and with a reasonable period of time available for marketing.
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                                                      [LOGO] BK Associates, Inc.

Aircraft Finance Trust
December 31, 1998
Page 2


VALUE METHODOLOGY

As the definition suggests, Base Value is determined from historic and future value trends and is not influenced by current market conditions. It is often determined as a function of the original cost of the aircraft, technical characteristics of competing aircraft, and development of new models. BK Associates has determined from analysis of historic data, a relationship between aircraft age and its value as a percentage of original value for the average aircraft. These data form the basis for base value and forecast value determinations but must be adjusted to reflect the value of engine and gross weight options and other features of the aircraft. Our maintenance adjusted base values include appropriate financial adjustments based on our interpretation of the maintenance status data which GE Capital Aviation Services (GECAS) provided, except for Aircraft Serial Numbers 25221 and 373 for which UniCapital, Inc. (UniCapital) provided maintenance status data.

LIMITING CONDITIONS AND ASSUMPTIONS

BK has neither inspected the Aircraft nor their maintenance records but relied upon information supplied by GECAS and UniCapital and from BK's own database. In determining the base value of an aircraft, the following assumptions apply to the aircraft:

1. When adequate maintenance status data was not available, we considered the aircraft has half-time remaining to its next major overhauls or scheduled shop visit on its airframe, engines, landing gear and auxiliary power unit.

2. The aircraft is in compliance under a Federal Aviation Administration approved airline maintenance program, with all airworthiness directives, mandatory modifications and applicable service bulletins currently up to industry standard.

3 The interior of the aircraft is in a standard configuration for its specific type, with the buyer furnished equipment and options of the types and models generally accepted and utilized in the industry.

4.    The aircraft is in current flight operations.

5.    The aircraft is sold for cash without seller financing.

6.    The Aircraft is in average or better condition.

7.    There is no accident damage.
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                                                      [LOGO] BK Associates, Inc.

Aircraft Finance Trust
December 31, 1998
Page 3


CONCLUSIONS

Based on the above methodology, considerations and assumptions, it is our opinion that the current base value and the current maintenance adjusted base value of each aircraft as of today is as shown in Figure 1 attached hereto.

BK Associates, Inc. has no present or contemplated future interest in the Aircraft, nor any interest that would preclude our making a fair and unbiased estimate. This appraisal represents the opinion of BK Associates, Inc. and reflects our best judgment based on the information available to us at the time of preparation and the time and budget constraints imposed by the client. It is not given as a recommendation, or as an inducement, for any financial transaction and further, BK Associates, Inc. assumes no responsibility or legal liability for any action taken or not taken by the addressee, or any other party, with regard to the appraised equipment. By accepting this appraisal, the addressee agrees that BK Associates, Inc. shall bear no such responsibility or legal liability. This appraisal is prepared for the use of the addressee and shall not be provided to other parties without the express consent of the addressee.

                                     Sincerely yours,

                                     BK ASSOCIATES, INC.


                                     /s/ R.L. Britton

                                     R.L. Britton
                                     Vice President
                                     ISTAT Certified Appraiser

RLB/kf
Attachment
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                                    FIGURE 1

                        AFT PORTFOLIO CURRENT BASE VALUES

                                                                        BASE VALUE
           AIRCRAFT          SERIAL                                 1/2 TIME MTC ADJ'D
ITEM         TYPE            NUMBER      YEAR       ENGINE         ($ MIL)      ($ MIL)
----         ----            ------      ----       ------         -------      -------
  1       A310-300            448       Feb-88    CF6-80C2A2        37.45        37.63

  2       A320-200            210       Jul-91    CFM56-5A1         27.40        27.45
  3       A320-200            221       Sep-91    CFM56-5A3         29.40        29.40
  4       A320-200            222       Oct-91    CFM56-5A3         29.40        29.40
  5       A320-200            231       Sep-91    CFM56-5A1         27.40        27.40
  6       A320-200            737       Sep-97    CFM56-5B4         37.20        37.99
  7       A320-200            749       Sep-97    CFM56-5B4         37.20        37.64
  8       A320-200            373       Jan-93    V2500-A1          30.20        30.17

  9       B737-300           28559      May-97    CFM56-3C1         34.00        34.23
 10       B737-300           28554      Dec-96    CFM56-3C1         32.75        33.24
 11       B737-300           28557      Mar-97    CFM56-3C1         34.00        34.64
 12       B737-300           28558      Apr-97    CFM56-3C1         34.00        34.63
 13       B737-300           28561      Jun-97    CFM56-3C1         34.00        34.48
 14       B737-300           28562      Jul-97    CFM56-3C1         34.00        34.54
 15       B737-300           28563      Aug-97    CFM56-3C1         34.00        34.57
 16       B737-300           28564      Nov-97    CFM56-3C1         34.00        34.84
 17       B737-300           28740      Jun-98    CFM56-3C1         35.25        36.35
 18       B737-300           28548      Dec-97    CFM56-3C1         34.00        34.78
 19       B737-300           28333      Aug-96    CFM56-3C1         32.75        33.08

 20       B737-400           28489      Nov-96    CFM56-3C1         33.60        34.10
 21       B737-400           28490      Nov-96    CFM56-3C1         33.60        34.01
 22       B737-400           28491      Nov-96    CFM56-3C1         33.60        34.03
 23       B737-400           25663      Nov-92    CFM56-3C1         27.70        27.34
 24       B737-400           25664      Nov-92    CFM56-3C1         27.70        27.36

 25       B767-200ER         23805      Jul-87    CF6-80C2-B2       32.85        31.65
 26       B767-200ER         23806      Aug-87    CF6-80C2-B2       32.85        31.65

 27       B767-300ER         29617      Mar-99    CF6-80C2B7F       83.30        85.84
 28       B767-300ER         25403      Jan-92    PW4060            63.70        63.49
 29       B767-300ER         30008      May-99    CF6-80C2B7F       83.30        85.84
 30       B767-300ER         25221      Aug-91    CF6-80C2B6F       60.55        60.37

 31       MD83               53199      Mar-92    JT8D-219          26.00        26.00
 32       MD83               49398      Nov-86    JT8D-219          17.75        18.41
 33       MD83               49791      Sep-89    JT8D-219          21.65        21.65
 34       MD83               53198      Apr-91    JT8D-219          24.70        24.70

 35       DC10-30            48292      Feb-82    CF6-50C2          24.30        24.30
 36       DC10-30            46584      Feb-80    CF6-50C2          21.40        21.40

                                                      TOTAL...    1276.95      1288.60